Privileged and Confidential
STRICTLY PRIVATE AND CONFIDENTIAL
Project Pecan
Discussion materials | August 2021

Exhibit (c)(1)

Privileged and Confidential

CONFIDENTIAL

Trading statistics

	Metric:	Illustrative offer price $39.00	$41.50
Share price		$39.00	$41.50
(-) Excess capital per share[1]		(4.79)	(4.79)
Capital adjusted price		$34.21	$36.71
Current implied multiples			
Capital adjusted price / '22E capital adjusted EPS[2]	$4.23	8.1x	8.7x
Premium to Ally capital adjusted multiple	*6.6x*	*22.7%*	*31.6%*
Premium to peer capital adjusted multiples[3]	*7.5x*	*7.2%*	*15.1%*
Offer price / '22E consensus EPS	$4.27	9.1x	9.7x
Offer price / TBVPS	23.12	1.69x	1.80x
Implied premium to unaffected price (June 30, 2021)			
Premium / (discount) to unaffected price	$36.32	7.4%	14.3%
Premium / (discount) to 12/31/20	22.02	77.1%	88.5%
Premium / (discount) to average year-to-date[4]	29.91	30.4%	38.7%
Premium / (discount) to price before special dividend[5]	26.76	45.7%	55.1%
Premium / (discount) to price before Q1 earnings[6]	32.49	20.0%	27.7%
Premium / (discount) to 10-day VWAP[4]	36.85	5.8%	12.6%
Premium / (discount) to 90-day VWAP[4]	31.17	25.1%	33.1%
Memo:			
Premium / (discount) to current	$41.25	(5.5%)	0.6%

Source: SNL Financial, FactSet, Bloomberg; Note: Market data as of June 30, 2021 except current which is as of August 20, 2021; Financial data as of June 30, 2021
[1] Fully phased-in excess capital over 11.5% CET1 target (excludes adjustment due to CECL capital relief); [2] Based on consensus median earnings per share; Assumes 1.00% opportunity cost of cash (pre-tax) on excess capital, 24.0% tax rate and 306mm shares outstanding; [3] Peers include ALLY, COF, OMF and SYF. ALLY, COF and SYF are adjusted for excess capital whereas OMF is not adjusted for excess capital; [4] As of June 30, 2021; [5] Represents the unaffected share price to Santander Consumer's announcement of a special dividend on 3/19/2021 after market close; [6] Represents the unaffected share price to Santander Consumer's Q1 2021 earnings report on 4/28/2021 before market open

PECAN

1

J.P.Morgan

CONFIDENTIAL Stock price Share price since IPO ($) Year-to-date share price Last twelve Since special Since Q1 Since offer Since Q2 Simple % return Since IPO months Year-to-date dividend ann.1 earnings2 announce3 earnings4 Santander Consumer 71.9% 142.2% 87.3% 54.1% 27.0% 13.2% 0.7% Santander Consumer Peer median5 Peer median5 119.0% 120.1% 42.7% 16.7% 11.4% 1.2% 2.3% 7/28/2021 (BMO) $50.00 $50.00 SC reports Q2 2021 results $45.00 $41.25 $45.00 7/2/2021 (BMO) $41.25 71.9% Offer announced 87.3% $40.00 $40.00 $35.00 $35.00 $30.00 $30.00 42.7% $ $24 25. .00 00 $25.00 4/28/2021 (BMO) SC reports Q1 $20.00 $20.00 2021 results $15.00 $15.00 3/19/2021 (AMC) $10.00 $10.00 SC announces special dividend of $0.22 in addition to $5.00 $5.00 quarterly dividend of $0.22 $0.00 $0.00 Jan-14 Jan-15 Dec-15 Nov-16 Nov-17 Oct-18 Sep-19 Sep-20 Aug-21 Dec-20 Mar-21 Jun-21 Aug-21 Source: FactSet Note: Market data as of August 20, 2021 1 Santander Consumer announced a special dividend on 3/19/2021 after market close; 2 SC reported Q1 2021 earnings on 4/28/2021 before market open; 3 Offer announced on 7/2/2021 before market open; 4 SC reported Q2 2021 earnings on 7/28/2021 before market open; 5 Includes ALLY, COF, SYF, OMF 2 PECAN Privileged and Confidential CONFIDENTIAL

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.
The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan's opinions and estimates constitute J.P. Morgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.
Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan's policies on data privacy can be found at http://www.jpmorgan.com/pages/privacy.
J.P. Morgan is a party to the SEC Research Settlement and as such, is generally not permitted to utilize the firm's research capabilities in pitching for investment banking business. All views contained in this presentation are the views of J.P. Morgan's Investment Bank, not the Research Department. J.P. Morgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.
Changes to Interbank Offered Rates (IBORs) and other benchmark rates: Certain interest rate benchmarks are, or may in the future become, subject to ongoing international, national and other regulatory guidance, reform and proposals for reform. For more information, please consult: https://www.jpmorgan.com/global/disclosures/interbank_offered_rates
JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.
J.P. Morgan is a marketing name for investment businesses of JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. Securities, syndicated loan arranging, financial advisory, lending, derivatives and other investment banking and commercial banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Securities plc, J.P. Morgan AG, JPMorgan Chase Bank, N.A. and the appropriately licensed subsidiaries and affiliates of JPMorgan Chase & Co. worldwide. J.P. Morgan deal team members may be employees of any of the foregoing entities. J.P. Morgan Securities plc is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. J.P. Morgan AG is authorized by the German Federal Financial Supervisory Authority (BaFin) and regulated by BaFin and the German Central Bank (Deutsche Bundesbank).
For information on any J.P. Morgan German legal entity see: https://www.jpmorgan.com/country/US/en/disclosures/legal-entity-information#germany. For information on any other J.P. Morgan legal entity see: https://www.jpmorgan.com/country/GB/EN/disclosures/investment-bank-legal-entity-disclosures.
JPMS LLC intermediates securities transactions effected by its non-U.S. affiliates for or with its U.S. clients when appropriate and in accordance with Rule 15a-6 under the Securities Exchange Act of 1934. Please consult: www.jpmorgan.com/securities-transactions
This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. Copyright 2021 JPMorgan Chase & Co. All rights reserved. JPMorgan Chase Bank, N.A., organized under the laws of U.S.A. with limited liability.
PECAN